Exhibit 99.01

NortonLifeLock Announces the Extension of and Amendments to its Convertible Notes

Together with the recently completed Term Loan and Revolver refinancing, the Company has now extended or refinanced all debt with maturities prior to Fiscal 2023

Tempe, Arizona, November 12, 2019 – NortonLifeLock (NASDAQ: NLOK) (the “Company”) today announced the extension of and amendments to its convertible notes.

The Company has entered into an agreement with Silver Lake Partners (“Silver Lake”) and Bain Capital (“Bain”) (collectively the “Convertible Holders”) with respect to its $500 million 2.50% Convertible Senior Notes due April 1, 2021 (“$500 million Convertible Notes”) and its $1.25 billion 2.0% Convertible Senior Notes due August 15, 2021 (“$1.25 billion Convertible Notes”) to:

•	Extend the maturity date of both the $500 million Convertible Notes and the $1.25 billion Convertible Notes by one year each, to April 1, 2022 and August 15, 2022, respectively, and to make other amendments to limit the early conversion, redemption and repurchase of the convertible notes;
•	Finalize the manner in which the Convertible Holders will participate in the expected $12 per share Special Dividend.

Details on the amendments to the convertible notes can be found in the Company’s 8-K filing, which was filed today with the Securities and Exchange Commission. The extension and amendments will become effective at the time of the payment of the expected $12 Special Dividend.

“Our agreement to extend and amend the convertible notes is a further step to strengthen our capital structure,” said Vincent Pilette, NortonLifeLock CEO. “Together with the announcement of our Term Loan and Revolver refinancing on November 4, we have extended or refinanced all debt that was scheduled to mature prior to fiscal 2023. We appreciate the contributions and support of Silver Lake and Bain since their initial investments in 2016 and look forward to continuing to partner with them as we transition to a pure play consumer Cyber Safety company.”

How the Convertible Holders will be treated with respect to the Special Dividend

When the Company distributes the expected Special Dividend of $12 per share, the Company would make a payment to the Convertible Holders of $12 per each share underlying $250 million of the $500 million Convertible Notes and $12 per each share underlying $625 million of the $1.25 billion Convertible Notes, in each case in lieu of a conversion price adjustment.

The remaining $250 million of the $500 million Convertible Notes and $625 million of the $1.25 billion Convertible Notes would not receive a cash payment in connection with the Special Dividend, but instead would receive a conversion price adjustment with respect to such Special Dividend in accordance with the conversion price adjustment provisions of such notes.

The Company believes this approach will strengthen its capital structure and align the interests of all stakeholders.

About NortonLifeLock

NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.nortonlifelock.com.

MEDIA CONTACT:

Spring Harris

NortonLifeLock

(650) 527-0742

press@nortonlifelock.com

INVESTOR CONTACT

Cynthia Hiponia

NortonLifeLock

(650) 527-8020

ir@nortonlifelock.com